Exhibit 10.4

EXECUTION COPY

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) entered into between IMPCO Technologies, Inc., a Delaware corporation (the “Company”), and Sr. Mariano Costamagna, a natural person and a resident of the Republic of Italy (“Executive”) as of December 22, 2004, to be effective as further described herein.

RECITALS

A. Company and Executive are parties to an Equity Interest Purchase Agreement dated October 22, 2004 (“Purchase Agreement”) under which Company will acquire certain equity interests held by Executive in BRC, S.r.l., a limited liability company formed under the laws of the Republic of Italy (such entity, “BRC” and such transaction, the “Acquisition”). Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings ascribed to them in the Purchase Agreement.

B. As a part of the Acquisition, the Company and Executive previously had agreed to certain terms set forth in a form of employment agreement contained as an exhibit to the Purchase Agreement. Subsequent to the date of the Purchase Agreement the parties revised certain terms relating to the Acquisition which required the personal guaranty of Executive on certain corporate obligations of the Company (the “Guaranty”).

C. In connection with the Acquisition and as a material inducement for Executive to enter into the Guaranty, the parties now desire to amend and restate the terms of Executive’s employment to provide, among other things, for the employment of Executive as the Company’s principal executive officer commencing as of January 1, 2005, and Executive has agreed and desires to accept such employment, upon and subject to the terms, covenants and conditions set forth in this Agreement.

D. Executive’s services to BRC, S.r.l have been, and Executive’s services to the Company after the Closing Date are expected to be, of a special, unique and extraordinary nature which has and will place Executive in a position of trust and confidence with the Company, its customers and other employees and has and will provide Executive with substantial access to proprietary and confidential information, the disclosure of which to competitors of the Company, or to the public, would cause the Company substantial and irreparable damage.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the parties hereto agree as follows:

1. Term of Agreement. Executive will be employed by the Company until for a term beginning on January 1, 2005, and continuing until May 30, 2009 unless his employment is sooner terminated as provided herein.

2. Position and Duties.

2.1. Chief Executive Officer. Company and Executive agree that Executive will be employed as the Company’s Chief Executive Officer effective as of January 1, 2005 or upon the earlier acceptance of the resignation of Robert M. Stemmler by the Company’s board of directors. As Chief Executive Officer, Executive’s responsibilities and duties shall include the professional, competent direction and management of the Company as a whole, and such other managerial responsibilities and executive duties as may be assigned to him from time to time by the Board of Directors of the Company which are consistent with his position and status.

2.2 Residence and Principal Work Location. During the term of this Agreement Executive’s principal work location shall be Cerritos, California; provided, however, that the maintenance of such work location shall be in compliance with all applicable United States immigration laws; and provided, further, that the Company shall bear the expense of acquiring, and shall take such actions as may be reasonably necessary to acquire for Executive the appropriate visas, work permits and related documentation and permits.

2.3 Full-Time; Travel. At all times during the Term of this Agreement Executive agrees to devote his full-time efforts to his duties with the Company and its subsidiaries. It is anticipated that Executive will continue to travel as reasonably appropriate to oversee personally the overseas subsidiaries and affiliates of the Company.

2.4 Company Policies. All policies published by the Company or delivered to the Executive prior to or following this Agreement regarding employment policies, required behavior by employees and other similar matters (collectively referred to as “Company Policies”) are incorporated within this Agreement as though fully set forth in this Agreement. The Executive agrees to be bound by and adhere to all such Company Policies as presently exist or as may be hereafter issued or modified by the Company. Without limiting the foregoing, the Executive agrees to conduct business on behalf of the Company in a manner consistent with proper and ethical business practices and consistent with the best interests of the Company. To the extent any Company Policies are inconsistent with or contrary to the provisions of this Agreement, this Agreement shall prevail.

3. Compensation. For all services rendered by Executive under this Agreement, Company shall pay Executive a gross salary of Three Hundred Sixty Thousand U.S. Dollars (US$360,000.00) per annum. Executive shall be paid this salary on the same basis applicable to executive employees generally, minus all lawful and agreed upon payroll deductions. Executive’s compensation shall be reviewed annually by the Compensation Committee of the Board of Directors in accordance with normal Company salary review procedures, but may not be decreased during the term of this Agreement.

4. Business Expenses. Company agrees to reimburse Executive for all reasonable business expenses incurred by Executive while on Company business, subject to the Company’s normal business expense policies. Executive shall maintain such records as will be necessary to enable the Company to properly deduct such items as business expenses when computing the Company’s federal income tax.

5. Bonuses: Executive will also be eligible for consideration for a bonus in accordance with the terms and conditions of the IMPCO Bonus Incentive Plan for senior executives, as such bonus plan may be amended from time to time.

6. Fringe Benefits.

6.1 General. Company and Executive agree that during the term of this Agreement while Executive’s primary work location is in Italy, and subject to applicable law, Executive will receive pension, deferred compensation and health benefits substantially similar to those he received during the period of his employment by MTM, S.r.l., prior to the Closing Date. During periods in which Executive’s primary work location is in the United States, and subject to applicable employment and employee benefits laws and the terms of the benefit plans, Executive will be eligible to participate in employee retirement plans and employee benefit plans on terms substantially similar to those applicable to Company’s other senior executive officers.

6.2 Immigration Assistance. Company shall bear the cost of legal fees and expenses associated with acquiring Executive’s United States visa, residence and work permits.

6.3 Relocation Assistance. Company will reimburse Executive for his reasonable and actually incurred expenses associated with a relocation of household goods and effects to the United States upon his transition to the Chief Executive Officer position. Unless Executive’s employment is terminated by the Company for Cause or Executive resigns without Good Reason, the Company will reimburse Executive for the reasonable and actually incurred expenses associated with relocation of Executive’s household goods and effects to Cherasco, Italy, following termination of his employment with the Company.

6.4 Key Person Insurance. Company may, in its discretion, obtain “key person” life insurance covering Executive in such reasonable amounts as it shall determine. On behalf of himself, his heirs and beneficiaries, Executive disclaims all and any right, title and interest in and to the proceeds of such insurance.

7. Vacation. Executive shall be entitled to four (4) weeks’ paid vacation per year. Vacation shall be scheduled by Executive at a time that is consistent with the Company’s business needs. Upon the termination of this Agreement, Executive shall be paid for all previously accrued and unused vacation time.

8. Confidential Information. It is understood and agreed that as a result of Executive’s employment with Company and his prior employment with MTM S.r.l., Executive has acquired and will continue to acquire and make use of confidential information about the

Company and its Affiliated Entities and their business, suppliers and customers, such information constituting trade secrets. During the course of his employment with Company and thereafter, Executive shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Employer, furnish, make available or disclose to any third party (except in furtherance of the Company’s business activities and for the sole benefit of the Company and the Affiliated Entities) or use for the benefit of himself or any third party, any Confidential Information. As used in this Agreement, “Confidential Information” shall mean any information relating to the business or affairs of the Company and the Affiliated Entities or their business, including but not limited to information relating to financial statements, customer identities, potential customers, employees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins, or other proprietary information used by the Company or the Affiliated Entities in connection with their business; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known outside the Company by persons who are not associated with the Company and do not have an obligation of confidentiality to the Company or the Affiliated Entities with respect to such information through no wrongful act on the part of Executive. Executive acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company. Executive further agrees that on termination of this Agreement, or at any time on request by the Company, he shall deliver possession to the Company of all Confidential Information and all documents, writings, and other things of every kind and description prepared or acquired in connection with the business of the Company or the Affiliated Entities or at Company expense or in the course of Executive’s employment or that contain proprietary information relating to the Company or the Affiliated Entities including all copies of the same.

9. Termination. This Agreement shall be terminated upon the occurrence of any one of the following events:

9.1 Death of Executive.

9.2 If Executive shall have been incapacitated from illness, accident or other disability and unable to perform his normal duties hereunder for a consecutive period of three (3) months or on a cumulative period of six (6) months in any eighteen (18) month period, upon Company or Executive giving the other party not less than thirty (30) days’ written notice.

9.3 Expiration of this Agreement or any renewal or extension thereof.

9.4 If the Purchase Agreement shall be declared invalid, unenforceable, or otherwise no longer in effect; or if Executive commences any legal proceeding seeking to have the Purchase Agreement declared to be invalid, unenforceable or otherwise no longer in effect.

9.4 Immediately by the Company for “Cause”, which shall mean (a) grossly negligent or intentionally wrongful personal or professional conduct of Executive, including but not limited to criminal conduct, which, in the reasonable and good faith judgment of Company injures or tends to injure the reputation of Company or otherwise adversely affects the material interests of Company; or (b) any act or omission of Executive, not remedied within 20 working days after written notice from the Board of Directors stating that failure to remedy such conduct may result in Termination for Cause, which:

(i) interferes materially with, or suggests a material inability to perform, the Executive’s duties to the Company; or

(ii) represents a material breach of this Employment Agreement.

9.5 Immediately by the Executive for “Good Reason”, which means:

(a) any act or omission by the Company which materially diminishes Executive’s title, responsibilities, authority or status with the Company, including without limitation the appointment of a supervisor for Executive other than the Company’s board of directors; or

(b) any reduction in the Executive’s base compensation without the Executive’s consent; or

(c) any material adverse deviation from the bonus determination policies applicable to Company executives generally; or

(d) the delegation by the Company to any other executive any of Executive’s responsibilities such that Executive’s authority or status or overall level of responsibility within the Company has been materially diminished;

and in each case, where such action or event remains uncorrected or uncured in all material respects twenty (20) working days following written notice of such action or event by Executive to the Company demanding that it be corrected and cured.

10. Effects of Termination

10.1 Final Pay. Upon termination of Executive’s employment with Employer, Company agrees to pay Executive all salary which is due and owing to Executive as of the date of termination, less legal deductions or offsets Executive may owe to Company for such items as salary advances or loans. Executive agrees that his signature on this Agreement constitutes his authorization for all such deductions. Except as otherwise provided pursuant to Section 11, Executive shall not be entitled to any other or additional compensation upon termination.

10.2 Return of Company Property. Executive agrees to return to Company all of Employer’s property of any kind which may be in Executive’s possession no later than his last day of employment.

10.3 Continuing Obligations. In the event of termination of this Agreement, the terms and provisions of this Agreement shall also terminate, with the exception of the confidentiality obligation contained in Section 8 and any other provisions that expressly address post-termination issues. Such provisions shall continue in full force and effect according to their terms.

10.4 Default. Termination of this Agreement for any reason, whether or not for cause, shall constitute a Default event pursuant to the terms the Loan Agreement between the Company and MTM, S.r.l. dated as of December 22, 2004.

11. Separation Benefits.

11.1 Benefit. In the event Executive’s employment with Company is terminated by Executive for Good Reason, or by Company for any reason other than for Cause, Executive shall have the right to require Company to pay Executive Five Million U.S. Dollars (US$5,000,000) (the “Termination Payment”), subject to applicable tax withholding, as liquidated damages representing the loss of Executive’s ability to influence the value of the Acquisition Shares issued to Executive. Such payment shall be in lieu of any other right to severance pay or similar obligations Executive may be entitled to, and shall be conditioned on Executive executing a comprehensive release of all claims against the Company.

11.2 Purpose of Termination Payment; Reduction in Benefit.

(a) If, during the period between the Closing Date and May 31, 2009 the Company concludes any transaction involving the sale of all or substantially all of the Company’s assets, and in any such case the Company’s board of directors unanimously approves such transaction or recommends such transaction for approval by the Company’s shareholders, the Termination Payment shall abate and shall not be payable.

(b) In the event of a termination of Executive’s employment by Executive for Good Reason, or by Company for any reason other than for Cause, at a time when Executive owns fewer than 80% of the shares of Company common stock issued by Company pursuant to the definitive transaction documents (including for the purpose of such calculation the shares of Company common stock issued by Company in connection with its acquisition of the IMPCO Quota), then the Termination Payment would be reduced to an amount equal to the product of $5,000,000 multiplied by a fraction, the numerator of which is the total number of Transaction Shares owned by Executive immediately following the termination of his employment, and the denominator of which is the total number of Transaction Shares.

(c) For purposes of this Section 11.2 the term “Transaction Shares” shall mean the total number of shares owned directly or indirectly by or held for the benefit of Executive (excluding for such purpose shares owned directly or indirectly by or held for the benefit of Executive’s brother) included in the Acquisition Shares, the Adjustment Shares and the Initial Purchase Shares, as each of those terms is defined in the Purchase Agreement (including for the purpose of such calculation any portion of the Initial Purchase Shares issued to Executive’s spouse in connection with the transaction related thereto).

(d) IMPCO (or its successor in interest, if any) may pay the Termination Payment in equal annual installments of $1,000,000, without interest, with the first such installment due and payable not later than 30 days following the event giving rise to the obligation to pay the Termination Payment, and with subsequent installments due on each consecutive anniversary of such date; provided, however, that in the event of a merger or acquisition in which the Company is not the surviving entity, then immediately prior to the consummation of such transaction the Company shall pay to Executive the portion of the Termination Payment not previously paid, unless Executive shall have received a written undertaking of the surviving entity, reasonably satisfactory to Executive in form and substance (including Executive’s reasonable assessment of such surviving entity’s financial capacity to satisfy such obligations) that such surviving entity shall pay all remaining installments on the due date thereof.

11.3 Death or Disability of Executive. In the event of the termination of Executive’s employment by reason of Executive’s death or disability pursuant to Subsections 9.1 or 9.2 above, Executive or his estate, as the case may be, shall be entitled to receive the separation benefit described in Section 11.1 (subject to the potential reduction in 11.2), provided that Executive meets the underwriting standards of an insurance carrier receiving a rating from A.M. Best & Co. reasonably satisfactory to the Company, for coverage in an amount required to provide such benefit. Subject to Executive meeting such underwriting standards, Company shall obtain and maintain in effect throughout the duration of Executive’s employment one or more policies of insurance sufficient to insure against this obligation.

12. Construction of Agreement.

12.1 Essential Terms and Modification of Agreement. It is understood and agreed that the terms and conditions described in this Agreement, together with the Stock Purchase Agreement, constitute the essential terms and conditions of the employment arrangement between the Company and Executive, all of which have been voluntarily agreed upon. The Company and Executive agree that there are no other essential terms or conditions of the employment relationship that are not described within this Agreement, and that any change in the essential terms and conditions of this Agreement will not be effective until it is written down in a supplemental agreement which shall be signed by both a representative of the Board of Directors, pursuant to authorization of the Board, and the Executive.

12.2 Severability. If any term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstance shall, at any time, or to any extent, be determined invalid or unenforceable, the remaining provisions hereof shall not be affected thereby and shall be deemed valid and fully enforceable to the extent permitted by law.

12.3 Notices. Any notice hereunder shall be in writing and shall be deemed given and effective (i) when delivered personally, by fax (with confirmed delivery), or by overnight express or other commercial express service, or (ii) three (3) days after the postmark date if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed to a party at its address stated below or to such other address as such party may designate by written notice to the other party in accordance with the provisions of this Section:

a.	If to the Company:	IMPCO Technologies, Inc.
16804 Gridley Place
Cerritos, California 90703
Fax: (562) 924-8069
Attn: Chairman, Board of Directors

	With a copy to:	Marc Williams
Davis Wright Tremaine
2600 Century Square
1501 Fourth Avenue
Seattle, WA 98101-1688

b.	If to Executive:	Sr. Mariano Costamagna

	With a copy to:	Studio Tibaldi Giraudo
Via S. Margherita 8
Alba (Cuneo)
Italy

Telecopier: 39 01733 62307
Attn: Paolo Giraudo

12.4 Governing Law. This Agreement shall be interpreted and performed under the laws of the State of California.

12.5 Waiver. The waiver by either party of any breach of any provision of this Agreement by the other party shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition hereof.

12.6 Captions. The captions and headings of the sections and subsections of this Agreement are for convenience and reference only and are not to be used to interpret or define the provisions hereof.

12.7 No Representations. Executive acknowledges that he is not relying, and has not relied, on any promise, representation or statement made by or on behalf of the Company that is not set forth in this Agreement or in the Stock Purchase Agreement.

12.8 Assignment and Successors. The rights and obligations of Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Employer. The rights and obligations of Executive hereunder are nonassignable. Company may assign its rights and obligations to any entity in which Company or a company affiliated with Company has a majority ownership interest.

12.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same Agreement.

Executed this 22nd day of December, 2004.

SR. MARIANO COSTAMAGNA	IMPCO TECHNOLOGIES, INC., A DELAWARE CORPORATION

/s/ Sr. Mariano Costamagna	/s/ Robert M. Stemmler
By Robert M. Stemmler, Chairman